                                                                  EXHIBIT 10.40





                              DEVELOPMENT AGREEMENT


                                     BETWEEN


                          NOVARTIS CONSUMER HEALTH, SA

                                       AND

                                  GALAGEN INC.








                                                        Dated: December 17, 1999

                               TABLE OF CONTENTS

                                                                                                                 PAGE

1.       JDC; Project Activity.................................................................................      4

2.       Project Funding/Payment...............................................................................      6

3.       Intellectual Property Rights..........................................................................      6

4.       Confidentiality.......................................................................................      8

5.       Publication and Publicity.............................................................................      9

6.       Covenants; Representations and Warranties.............................................................      9

7.       Indemnification.......................................................................................     10

8.       Dispute Resolution....................................................................................     10

9.       Term and Termination..................................................................................     11

10.      Independent Contractor................................................................................     11

11.      Notices...............................................................................................     12

12.      General Provisions....................................................................................     12

13.      Debarment Certification...............................................................................     14

         Exhibit A.............................................................................................     15

                             DEVELOPMENT AGREEMENT


         THIS DEVELOPMENT AGREEMENT ("DEVELOPMENT AGREEMENT"), effective as of the 17th day of December, 1999, made and entered into by and between GalaGen Inc., a Delaware corporation ("GALAGEN") and Novartis Consumer Health, SA, a Swiss corporation ("NCH").

                                   WITNESSETH:

         WHEREAS, GalaGen has expertise in developing food products;

         WHEREAS, Novartis Consumer Health, Inc. and GalaGen have entered into the License Agreement and the Supply Agreement, that establish all terms and conditions relating to the license exclusivity and supply of the Licensed Ingredients (as defined in the License Agreement), and commercialization of the Products (as defined in the License Agreement);

         WHEREAS, NCH desires that GalaGen carry out various product development and research projects (each, a "PROJECT") on behalf of NCH as described herein.

         NOW THEREFORE, in consideration of the payments and the mutual promises and conditions set forth herein, the sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

DEFINITIONS. The following terms shall have the meanings set forth below, or where indicated, for purposes of this Development Agreement. Defined terms used, but not defined, herein shall have the meaning assigned to them in the License Agreement and/or the Supply Agreement.

"ADDITIONAL PRODUCTS" shall mean additional products developed pursuant to this Development Agreement exclusively for NCH.

"CONFIDENTIAL INFORMATION" shall have the meaning set out in Section 4.1 of this Development Agreement.

"COPYRIGHTABLE MATERIAL" shall have the meaning set out in Section 3.1 of this Development Agreement.

"DEVELOPMENTS" shall have the meaning set out in Section 3.1 of this Development Agreement.

"IMPROVEMENTS" shall mean any enhancement to an Additional Product and/or Developments, including process technology and/or formulation improvements made during the term of this Development Agreement.

"JDC" shall mean the joint development committee described more fully in Section
1.1 hereof.

"LICENSE AGREEMENT" shall mean the License Agreement between Novartis Consumer Health, Inc. and GalaGen, dated October 25, 1999.

[***CONFIDENTIAL TREATMENT REQUESTED, PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.***]

"NET SALES" shall mean [***CONFIDENTIAL TREATMENT REQUESTED, PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.***]

[***CONFIDENTIAL TREATMENT REQUESTED, PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.***]

"PROJECT" shall mean research and development projects agreed upon by the parties.

"PROJECT PLAN" shall have the meaning set out in Section 1.2 of this Development Agreement.

"SUPPLY AGREEMENT" shall mean the Supply Agreement between Novartis Consumer Health, Inc. and GalaGen, dated October 25, 1999.

"TERRITORY" shall mean worldwide.

"THIRD PARTY LICENSE" shall have the meaning set out in Section 3.5 of this Development Agreement.

1.       JDC; PROJECT ACTIVITY

1.1 NCH and GalaGen shall initiate Projects in the area of [***CONFIDENTIAL TREATMENT REQUESTED, PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.***] and (b) carry out such other research/development work as the Parties shall agree. A joint development committee consisting of an equal number of representatives from NCH and GalaGen (initially two (2) representatives each) (the "JDC") shall be established within sixty (60) days after the effective date of this Development Agreement to identify Projects to be pursued and to oversee the work done on the Projects. A representative of NCH shall act as chairperson of the JDC. NCH and GalaGen each shall have the right to replace one or more of its representatives on the JDC upon written notice to the other party. GalaGen and NCH each agree to use commercially reasonable efforts to carry out its responsibilities under this Development Agreement in a timely manner.

1.2 GalaGen shall carry out the work on each Project according to a project plan agreed upon by the JDC in the form attached hereto as EXHIBIT A (each, a "PROJECT PLAN"). The JDC may update and/or revise each Project Plan by written amendment signed by both NCH and GalaGen.

1.3      The JDC shall perform the following functions:

         (a) Monitor the progress of and compliance with each Project Plan and approve any changes to any Project Plan;

         (b) [***CONFIDENTIAL TREATMENT REQUESTED, PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.***];

         (c) Develop research protocols and define the primary endpoint for the clinical trials;

         (d) Review and evaluate the results of studies performed pursuant to this Development Agreement; and

         (e) Determine the most appropriate regulatory pathway and develop appropriate strategy to obtain regulatory approval for the Additional Products.

1.4 The chairperson of the JDC shall call meetings when reasonably deemed appropriate, currently anticipated to be no less frequently than once every three (3) months. If possible, the meetings shall be held in person, or where appropriate, by video or telephone conference. When held in person, the location of such meetings shall alternate between GalaGen's facilities and NCH's facilities. The parties shall mutually agree upon the form of and agenda for the meeting. Additional participants may be invited by any member to attend meetings where appropriate (e.g., representatives of regulatory affairs or outside consultants). Such additional participants shall have no vote. Minutes of each meeting of the JDC shall be exchanged for review and comment by the members. Thereafter, they shall be signed by the chairperson and distributed to each of the Parties. Each Party shall be responsible for the expenses incurred by its representatives in attending such meetings.

1.5 The JDC shall make decisions by majority vote, with at least one consenting vote of each party's JDC members. If the required majority decision cannot be found and all the members of each party take the same opposing positions in a matter either party deems to be of major importance, the matter shall be handled pursuant to Section 8.1 hereof. Voting by proxy is permissible. Urgent matters, including regulatory and adverse events matters may be decided by unanimous votes of the chairperson and a representative designated by GalaGen.

1.6 Except as explicitly set forth herein, in no event shall the chairperson of the JDC have any additional powers or responsibilities beyond those delegated to such person by virtue of such person's membership on the JDC. Without limiting the foregoing, it is understood that, except as a voting member of the JDC, the chairperson shall not have the power to control or dictate decisions or to veto any decisions reached by the committee under the decision-making processes set forth in Section 1.5.

1.7 GalaGen shall permit representatives of NCH, at reasonable times, to (a) visit the facilities in which the Project Plan is being conducted and to observe the Project activities being conducted; and (b) review GalaGen's relevant books and records on a confidential basis, including records relating to expenditures made on behalf of NCH by GalaGen under the Project Plan.

1.8 GalaGen shall advise NCH, by written or oral communications, as and when requested, of the progress and status of the Project Plan and shall advise NCH promptly, by written or oral communications, of all significant developments regarding the Project Plan.

2.       PROJECT FUNDING/ PAYMENT

[***CONFIDENTIAL TREATMENT REQUESTED, PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.***]

3.       INTELLECTUAL PROPERTY RIGHTS

3.1 All ideas, designs, methods, prototypes, finished product, data, product applications, formulas, processes, concepts, techniques, compounds, inventions, discoveries, Improvements, technology and know-how, whether or not patentable, that GalaGen conceives, develops or reduces to practice that is derived directly from the Project Plans (collectively, "DEVELOPMENTS") shall be the property of NCH. All Copyrightable materials generated or developed in the course of performing the Project Plan ("COPYRIGHTABLE MATERIALS") shall be considered works made for hire under United States copyright law. To the extent that any such materials, under applicable law, may not be considered works made for hire, GalaGen hereby assigns to NCH the ownership of copyright in such materials.

         (a) GalaGen shall have the right to obtain a license, with rights to sublicense, for Developments and Copyrightable Materials for applications that Novartis declines to commercialize. Terms of any such license shall be negotiated at that time.

3.2 During the term of this Development Agreement or any time after the termination thereof, NCH shall, at its option, determine whether or not to make any applications for United States letters patent or foreign letters patent or for copyright registration on any Developments, Improvements thereon or Copyrightable Materials. If NCH determines to do so, GalaGen shall, at NCH' request, cooperate in the making of applications for United States letters patent and foreign letters patent or for copyright registration on any Developments or Improvements thereon or Copyrightable Materials, and GalaGen hereby assigns to NCH or its designee (a) any such applications for copyright registration or for letters patent and patents issuing thereon, and (b) any other rights arising directly out of the Developments, Improvements thereon, and Copyrightable Materials.

3.3 GalaGen acknowledges that the Development Fees and other fees to be paid to it under Sections 2.1 and 2.2 of this Development Agreement constitute full and complete consideration for assignment of all its rights in the Developments, Improvements thereon, and the Copyrightable Materials. NCH acknowledges that these fees do not cover additional costs associated with any Third Party Licenses (as defined in Section 3.5 hereof) that must be obtained in order to commercialize the Additional Products.

3.4 All of the data and results arising directly from the conduct of the Project Plan shall be communicated by GalaGen to NCH and shall be the exclusive property of NCH. NCH shall be free to incorporate such data and results in any regulatory filings and GalaGen shall have no ownership, license or access rights in, or to, such regulatory filings. NCH shall grant to GalaGen the right to use the data and results related to Projects conducted pursuant to this Development Agreement on terms to be mutually agreed for use as supporting documentation in filings or patents unrelated to the Projects. Prior to submitting any regulatory filings and/or patent filings incorporating such data and results, GalaGen shall provide a copy of such filings to NCH for its review. Such regulatory filings shall be treated as Confidential Information. In the event NCH wishes to comment on such filings, GalaGen shall consider such comments reasonably, but shall not be bound to incorporate them unless failure to incorporate such comments would result in a violation of NCH's trade secrets or ownership rights.

3.5 In the event that one or more third-party licenses or sublicenses (each, a "THIRD PARTY LICENSE") are required to commercialize Products developed as part of the Collaboration, it shall be GalaGen's responsibility to negotiate such licenses/sublicenses, and arrange sublicenses to NCH for the Field of Use on terms reasonably acceptable to NCH. In the event GalaGen is unable to obtain such a license/sublicense on terms reasonably acceptable to NCH, NCH shall have the right to step in and negotiate the license/sublicense. NCH will be responsible for any fees related to licenses and sublicenses obtained on its behalf, to the amounts necessary to cover the NCH Field of Use.

         (b) [***CONFIDENTIAL TREATMENT REQUESTED, PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.***]

         3.6 [***CONFIDENTIAL TREATMENT REQUESTED, PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.***]

4.       CONFIDENTIALITY

4.1 Both GalaGen and NCH agree that, subject to the limitations set forth in Section 4.3 hereof, all information disclosed to the other party, whether in oral, written or graphic form, and identified in writing by the disclosing party as confidential shall be deemed "CONFIDENTIAL INFORMATION" of the disclosing party. In particular, Confidential Information shall be deemed to include, but not be limited to, any patent application or drawing or potential patent claim, trade secrets, information, ideas, inventions, samples, processes, procedures, methods, formulations, packaging designs and materials, test data, future development plans, Products/ Additional Products launch date, Know-How (as defined in the License Agreement) and engineering, manufacturing, regulatory, marketing, servicing, sales, financing or human resources matters relating to the disclosing party and its business.

4.2 Each party will take precautions as it normally takes with its own confidential and proprietary information to prevent disclosure to third parties.

4.3 Both GalaGen and NCH agree that, notwithstanding the above, the obligations of confidentiality shall not be deemed to apply to:

         (a) Information which at the time of disclosure is or thereafter becomes generally known or available to the public, through no wrongful act or failure to act on the part of the receiving party.

         (b) Information that was known by or in the possession of the receiving party at the time of receiving such information from the disclosing party as evidenced by written records.

         (c) Information obtained by the receiving party from a third party source who is not breaching a commitment of confidentiality to the disclosing party by revealing such information to the receiving party.

         (d) Information that is independently developed by the receiving party without use of confidential information of the other party as evidenced by written records.

         (e) Information that is the subject of a granted written permission to disclose that is issued by the disclosing party to the other party.

         (f) Information that is required to be disclosed pursuant to the law, but only to the extent required to be disclosed; PROVIDED, HOWEVER, the disclosing party notifies the other party in writing and gives the other party reasonable time to comment on the same prior to disclosure.

4.4      During the term of this Development Agreement and for a period of five
(5) years thereafter, each party shall maintain all Confidential Information in trust and confidence and shall not disclose any Confidential Information to any third party or use any such information for any unauthorized purpose, other than as authorized in Section 4.3 hereof or as necessary to accomplish the purpose of this Development Agreement subject to an appropriate binder of confidentiality as set forth in Section 4.5 hereof. Each party may use such Confidential Information only to the extent required to accomplish the purposes of this Development Agreement. Confidential Information shall not be used for any purpose or in any manner that is not consistent with this Development Agreement or that would constitute a violation of any laws or regulations including, without limitation, the export control laws of the United States. Each party hereby agrees that it will not in any way attempt to obtain, either directly or indirectly, any information regarding any Confidential Information from any third party who has been employed by, provided consulting services to, or received in confidence information from, the other party.

4.5 Both parties will make diligent efforts to ensure that all employees, consultants, agents, subcontractors and manufacturing contractors who may have access to Confidential Information of the other party, and any other third parties who might have access to Confidential Information, will use such information in a manner consistent with the terms of this Development Agreement and will be bound by the terms set forth in this Article 4. No Confidential Information shall be disclosed to any employees, subcontractors, agents or consultants who do not have a need to receive such information.

4.6 To the extent either party discloses Confidential Information of the other party to an employee, consultant, subcontractor or manufacturing contractor (collectively "AGENTS") or permits an Agent to have access to such Confidential Information, such party shall indemnify the other party for any claims, damages, losses, liabilities, costs or expenses, including reasonable attorneys' fees, incurred by the other party as a result of the indemnifying party's Agent further disclosing or misusing such Confidential Information.

5.       PUBLICATION AND PUBLICITY

5.1 GalaGen and NCH agree not to issue any press release or other public statement disclosing the existence of or relating to this Development Agreement without prior written consent of the other party; PROVIDED, HOWEVER, that neither GalaGen nor NCH shall be prevented from complying with any duty of disclosure it may have pursuant to law (including SEC regulations) subject to notifying the other party in writing and giving such other party reasonable time to comment on the same prior to disclosure.

6.       COVENANTS; REPRESENTATIONS AND WARRANTIES

6.1 GalaGen hereby covenants to NCH that:

         (a) it will use its best efforts to perform the services required to be performed by it hereunder in a professional and competent manner and in accordance with the Project Plan; and

         (b) it warrants that all services and goods rendered shall be provided in compliance with FDA's current Good Laboratory Practices and current Good Manufacturing Practices and in compliance with any other applicable federal, state, local, regulations, rules, guidelines and procedures.

6.2      GalaGen hereby represents and warrants that:

         (a) each of the individuals who has provided or will provide services hereunder either (i) has a relationship with it that has accorded it exclusive ownership of all patent, copyright and other intellectual property rights in all Developments and Copyrightable Materials, or (ii) has entered into an agreement with it that provides for assignment to it of all patent, copyright and other intellectual property rights in all Developments and Copyrightable Materials;

         (b) it has the right and authority to convey all patent, copyright and other intellectual property rights in the Developments and the Copyrightable Materials to NCH in accordance with the terms of this Development Agreement;

         (c) during the term of this Development Agreement it shall be free from any commitments that would create a conflict of interest impeding the fulfillment of its obligations under this Development Agreement. NCH and GalaGen acknowledge and agree that GalaGen may perform services outside of the time devoted to NCH pursuant to this Development Agreement except where the performance of such services would impair GalaGen's ability to perform its obligations under, or directly conflict with the terms of, this Development Agreement. GalaGen shall notify NCH of any agreement entered into between GalaGen and third parties that may create a conflict of interest between the services being provided to NCH hereunder and those contemplated to be provided to the third party;

         (d) it has the personnel, facilities and materials to conduct the Project Plan.

7.       INDEMNIFICATION

7.1 GalaGen shall defend, indemnify and hold harmless NCH (including its officers, agents, employees and affiliates), from any loss, claim, action damage expense or liability (including defense costs and attorneys' fees) arising out of or related to the breach of any covenant, warranty or representation of GalaGen or the negligence or willful misconduct of GalaGen or its agents.

7.2 NCH shall defend, indemnify and hold harmless GalaGen (including its officers, agents, employees and affiliates), from any loss, claim, action damage expense or liability (including defense costs and attorneys' fees) arising out of or related to the breach of any covenant, warranty or representation of NCH or the negligence or willful misconduct of NCH or its licensees or agents.

8.       DISPUTE RESOLUTION

8.1 If the JDC is unable to resolve, after thirty (30) days, a dispute regarding any issue presented to it or arising in it, such dispute will be referred to the Chief Executive Officer of GalaGen and the Chief Executive Officer of NCH or his designee for good faith resolution, for a period of ninety
(90) days.

8.2 If a claim of breach, nonperformance, nonpayment or repudiation should arise related to or connection with this License Agreement (a "DISPUTE"), the parties shall attempt to resolve the matter (a) within sixty (60) days from the date that the party raising the Dispute notifies the other party in writing of the Dispute, or (b) if this License Agreement specifies a cure period for the subject of the Dispute, (b) within such cure period.

8.3      If the parties do not resolve the JDC Dispute days pursuant to Section
8.1 within ninety (90), or any Dispute pursuant to Section 8.2 within the sixty
(60) day period or relevant cure period, as appropriate, then the parties agree to submit the matter to binding arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules by a panel of three mutually agreeable qualified arbitrators. GalaGen and NCH agree to make available to the arbitrators on a confidential basis any information, test results, or research in either party's possession related to the subject of the Dispute in addition to supplying any other information requested or necessary to allow the arbitrators to deliver an opinion, which shall be rendered within forty-five (45) days of selection of the full panel or such additional time as the arbitrators reasonably need. The arbitrators shall be required to provide to the parties a written summary of their findings and the facts and law on which their decision is based.

9.       TERM AND TERMINATION

9.1 [***CONFIDENTIAL TREATMENT REQUESTED, PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.***]

9.2 [***CONFIDENTIAL TREATMENT REQUESTED, PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.***]

9.3 In the event of termination of this Development Agreement, GalaGen will disclose in writing to NCH such data and results as shall have resulted from the conduct of the then current Project Plans prior to the effective date of termination and will deliver to NCH a copy of the complete records (including, without limitation, laboratory records) regarding the Project Plans.

9.4 Any claim that arises prior to the effective date of termination of this Development Agreement shall survive such termination.

9.5 [***CONFIDENTIAL TREATMENT REQUESTED, PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.***]

10.      INDEPENDENT CONTRACTOR

10.1 The parties acknowledge and agree that: (a) GalaGen shall conduct the Project Plans as an independent contractor; (b) this Development Agreement does not create and shall not be construed as creating an employee, representative, joint venture, partnership or agency relationship between them; and, (c) they shall each take actions consistent with the provisions of this Section.

11.      NOTICES

11.1 All notices required or permitted hereunder shall be given in writing and sent by facsimile transmission, or mailed postage prepaid by first class certified or registered mail, or sent by a nationally recognized express courier service, or hand delivered or sent by facsimile at the following addresses:

         Novartis Consumer Health, SA.
         Route de l' Etraz
         CH-1120 Nyon 1, Switzerland
         Attention: Global Head of Research and Development, Nutrition

         GalaGen Inc.
         1275 Red Fox Road
         Arden Hills, Minnesota 55112
         Attention: Robert Hoerr

Any notice, if mailed properly addressed, postage prepaid, shall be deemed made three (3) days after the date of mailing as indicated on the certified or registered mail receipt, or on the next business day if sent by express courier service or on the date of delivery or transmission if hand delivered or sent by facsimile transmission.

12.      GENERAL PROVISIONS

12.1 ASSIGNMENT. This Development Agreement shall be assignable (a) by NCH to one or more of its affiliates and (b) by GalaGen to one or more of its affiliates so long as such assignment by GalaGen does impair the ability of GalaGen and its affiliates to perform their obligations under this Development Agreement. Other than as stated in the previous sentence, this Development Agreement shall not be assignable by either party without the prior express written consent of the other party. Any assignment or attempt at same in the absence of such prior written consent shall be void and without effect. For purposes of the provisions of this Section, a transfer by either party of all or substantially all of its stock or assets shall be deemed an assignment.

12.2 AFFILIATES. As used in this Development Agreement, the term "affiliates" means corporations, partnerships or other business entities, and the employees and agents thereof, which, directly or indirectly, are controlled by, control, or are under common control with NCH or GalaGen.

12.3 SUCCESSORS. This Development Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

12.4 NO WAIVERS. No delay or omission by either party to exercise any right under this Development Agreement shall impair any such right or power or be construed to be a waiver thereof. A waiver by either of the parties hereto of any of the covenants, conditions or agreements to be performed by the other shall not be construed to be a waiver of any succeeding breach thereof or of any covenant, condition or agreement herein contained. No waiver or discharge of any provisions of this Development Agreement shall be valid unless it is in writing and is executed by the party against whom such change or discharge is sought to be enforced.

12.5 SEVERABILITY. If a judicial determination is made that any of the provisions contained in this Development Agreement constitute an unreasonable restriction against either party or are otherwise unenforceable, such provision or provisions shall be rendered void or invalid only to the extent that such judicial determination finds such provisions to be unreasonable or otherwise unenforceable, and the remainder of this Development Agreement shall remain operative and in full force and effect.

12.6 GOVERNING LAW. This Development Agreement shall be governed by, and construed in accordance with, the laws of the State of New Jersey as though made and to be fully performed in said State.

12.7 HEADINGS. The headings contained in this Development Agreement do not form a substantive part of this Development Agreement and shall not be construed to limit or otherwise modify its provisions.

12.8 ENTIRE AGREEMENT; AMENDMENTS. This Development Agreement and the Exhibits attached hereto constitute the entire agreement between the parties with respect to the subject matter hereof, and there are no related understandings or agreements other than those that are expressed herein, and no change of any provision of this Development Agreement shall be valid unless it is in writing and is executed by the party against whom such change is sought to be enforced. The parties recognize that, during the term of this Development Agreement, a purchase order, acknowledgement form or similar routine document (collectively "FORMS") may be used to implement or administer provisions of this Development Agreement. Therefore, the parties agree that the terms of this Development Agreement prevail in the event of any conflict between this Development Agreement and the printed provisions of such Forms, or typed provisions of Forms that add to, vary, modify or are at conflict with the provisions of this Development Agreement with respect to the Project Plan performed during the term of this Development Agreement.

12.9 INSURANCE. GalaGen shall obtain and maintain comprehensive insurance coverage of at least One Million Dollars ($1,000,000) in aggregate which covers any and all potential claims, suits, losses expenses or damages arising out of GalaGen's obligations under this Development Agreement.

13.      DEBARMENT CERTIFICATION

13.1 Neither GalaGen nor any person employed thereby directly in the performance of the Services has been debarred under section 306(a) or (b) of the Federal Food, Drug and Cosmetic Act and no debarred person will in the future be employed by the GalaGen in connection with any work to be performed for or on behalf of NCH which may later become part of any application for approval of a drug or biologic by the FDA. If at any time after execution of this contract, the GalaGen becomes aware that the GalaGen or any person employed thereby is, or is in the process of being, debarred, the GalaGen hereby certifies that the GalaGen will so notify NCH at once.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Development Agreement to be executed by its duly authorized representatives, effective as of the date first above written.


NOVARTIS CONSUMER HEALTH, SA



By: /s/ [***CONFIDENTIAL TREATMENT REQUESTED, PORTION OMITTED FILED SEPARATELY
         WITH THE SECURITIES AND EXCHANGE COMMISSION.***]
    --------------------------------------------------------------------------
[***CONFIDENTIAL TREATMENT REQUESTED, PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.***]


GALAGEN, INC.



By: /s/ H. J. Cardello
    ------------------------------
      H. J. Cardello
      President


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